Exhibit 10.9

LEASE AGREEMENT

MHELPORT Reforma 93 / Floor 13 (916 m²)

THIS LEASE AGREEMENT is made and entered into by and between, on the one hand, BANCO NACIONAL DE MÉXICO, S.A., MEMBER OF BANAMEX FINANCIAL GROUP, acting as trustee of the trust identified by number F/056, and MR. JACOBO COJAB FARCA, both represented herein by MR. JOSÉ ASKENAZI MOHANA (hereinafter collectively referred to as the “Lessor” for the purposes of this Agreement); and on the other hand, MHELPORT, S.A. DE C.V., represented herein by TAILIN SONG (hereinafter referred to as the “Lessee” for the purposes of this Agreement), pursuant to the following declarations and clauses:

DECLARATIONS

I. The Lessor, through its legal representative, declares that:

1.	Banco Nacional de México, S.A., Member of Banamex Financial Group, acts as trustee of the trust identified by number F/056, which holds 75% of the property located at Paseo de la Reforma 93, Colonia Tabacalera, Alcaldía Cuauhtémoc, Mexico City (the “Property”). This is evidenced by Public Deed No. 136,724 dated March 8, 2012, executed before Licenciado Ignacio Soto Borja y Anda, Notary Public No. 129 of the Federal District (now Mexico City), and registered with the Public Registry of Property of Mexico City under Real Folio 357598.

2.	Mr. Jacobo Cojab Farca is the owner of 25% of the Property, as evidenced by Public Deed No. 120,627 dated October 31, 2005, executed before Licenciado Ignacio Soto Borja y Anda, Notary Public No. 129 of the Federal District (now Mexico City), and registered with the Public Registry of Property of Mexico City under Real Folio 357598.

3.	Mr. José Askenazi Mohana is fully authorized to enter into this Agreement on behalf of Banco Nacional de México, S.A., Member of Banamex Financial Group, as trustee of the trust identified by number F/056, and on behalf of Mr. Jacobo Cojab Farca. This authority is evidenced by: (i) Public Deed No. 136,735 dated March 8, 2012, executed before Licenciado Ignacio Soto Borja y Anda, Notary Public No. 129 of the Federal District; and (ii) Public Deed No. 22,131 dated November 25, 2005, executed before Licenciado Jorge A. Hernández Arias, Notary Public No. 152 of the Federal District. He declares under oath that such authority has not been revoked, modified, or limited in any way.

4.	It is its intention to lease to the Lessee the 13th Floor with a rentable area of 916 m² (nine hundred sixteen square meters) (hereinafter the “Leased Area”). The Leased Area is detailed in the plan attached to this Agreement as Annex “A”.

5.	There are no encumbrances, ownership restrictions of any kind, lawsuits, or judicial resolutions limiting the use or possession of the Leased Area, nor any legal impediments to the valid execution and performance of this Agreement.

6.	It holds all necessary authorizations (legal, contractual, or otherwise) to enter into and perform this Agreement, as well as to lease the Leased Area to the Lessee.

7.	Its principal is registered with the Federal Taxpayer Registry of the Secretariat of Finance and Public Credit under Federal Taxpayer Registry No. BAM041214-U53.

8.	To the best of its knowledge, the Lessee is not and has not been involved, directly or indirectly, in the commission of any crimes, particularly those established by the National Law on Asset Forfeiture regulating Article 22 of the Political Constitution of the United Mexican States. Therefore, to the best of its knowledge, the Lessee engages exclusively in lawful activities.

In accordance with the foregoing, the Lessor acts in absolute good faith in entering into this Agreement.

9.	One of the determining factors for its intention to enter into this Agreement is the truthfulness of the Lessee’s declarations, as stated for the purposes of Article 1813 of the Civil Code for the Federal District.

II. The Lessee, through its legal representative, declares that:

1.	It is a commercial company duly incorporated in accordance with Mexican laws, as evidenced by Public Deed No. 7801 dated May 30, 2025, executed before Licenciado Miguel Ángel Larregui Hernández, Notary Public No. 172 of the State of Mexico, with residence in Zinacantepec, and registered with the Public Registry of Property and Commerce of Mexico City under Electronic Commercial Folio No. N-2025045377.

2.	Its legal representative has sufficient and necessary authority to sign this Agreement, as evidenced by Public Deed No. 7932 dated August 11, 2025, executed before Licenciado Miguel Ángel Larregui Hernández, Notary Public No. 172 of the State of Mexico, with residence in Zinacantepec. He declares under oath that his authority has not been limited, revoked, or modified in any way to date.

3.	Its principal is registered with the Federal Taxpayer Registry of the Secretariat of Finance and Public Credit under Federal Taxpayer Registry No. MHE250530TD7, with tax domicile at Calle Montes Urales 754, 4th Floor, Colonia Lomas de Chapultepec I Sección, Alcaldía Miguel Hidalgo, C.P. 11000. Economic Activity: Computer consulting services. Tax Regime: Corporate Law.

4.	It has fully inspected the Leased Area and its location, and based on such inspection, has properly and sufficiently evaluated all factors relevant to the lease, as stated for applicable legal purposes.

5.	It has full legal capacity and sufficient authorizations (corporate, statutory, or otherwise) to enter into and fulfill the obligations arising from this Agreement.

6.	It has full financial capacity to fully and timely comply with all pecuniary obligations stipulated herein.

7.	Under oath, aware of the legal consequences, and for the purposes of the National Law on Asset Forfeiture, it declares that:

a.	The economic resources to be invested in the Leased Area for the payment of all its obligations derive from lawful sources and/or activities.

b.	The activities to be carried out in the Leased Area will be conducted in strict compliance with applicable laws, and it will ensure that such activities do not fall within any of the scenarios referred to in the National Law on Asset Forfeiture.

c.	It has not committed any crimes in the course of its activities, particularly those established by the National Law on Asset Forfeiture.

d.	During the term of this Agreement and while in possession of the Property, it will take all measures to prevent any person, including its partners, associates, officials, directors, employees, service providers, visitors, clients, and any other person it allows access to the Leased Area, from committing any crimes, particularly those referred to in the National Law on Asset Forfeiture.

e.	For the foregoing purposes, the Lessee acknowledges having read the full text of the National Law on Asset Forfeiture.

8.	For the purposes of the Federal Law for the Prevention and Identification of Transactions with Illicitly Obtained Funds, it agrees to provide the necessary information and documentation to enable the Lessor to comply with the obligations imposed by such Law, within 15 (fifteen) business days following the date on which the Lessor makes a written request therefor.

9.	It wishes to lease the Leased Area in accordance with the terms and conditions set forth in this Agreement.

CLAUSES

FIRST: OBJECT OF THE AGREEMENT

The Lessor hereby leases to the Lessee, and accordingly grants the Lessee the temporary use and enjoyment of the Leased Area, which the Lessee expressly accepts. In this regard, the Lessor hereby delivers possession of the Leased Area to the Lessee, who receives it for occupancy and use in accordance with the purposes and subject to the terms and conditions set forth in this Agreement.

SECOND: RENT AMOUNT AND INFLATION ADJUSTMENT

The Lessee shall pay to the Lessor a monthly rent for the Leased Area in the amount of US$16,488.00 (Sixteen Thousand Four Hundred Eighty-Eight Dollars even) plus the corresponding Value Added Tax (VAT), calculated at a rate of US$18.00 per rentable square meter.

Payment of the monthly rent shall commence on December 10, 2025. For this purpose, the Lessee shall pay to the Lessor the prorated rent for the month of December 2025, equivalent to US$11,701.16 (Eleven Thousand Seven Hundred One Dollars and Sixteen Cents US) plus VAT.

Starting from December 1, 2026, and on an annual basis, the monthly rent agreed upon in this Clause shall be increased based on the percentage change in the CPI (Consumer Price Index for all Urban Consumers published by the U.S. Bureau of Labor Statistics) issued by the Government of the United States of America for the preceding twelve months. For practical purposes, this percentage shall be calculated by dividing the CPI of October 2026 by the CPI of October 2025 for the expiration of the first year of this Agreement, and so on for each year during the term of this Agreement, always using October as the base month for calculating inflation over the preceding twelve months. In the event the CPI is not published, any other indicator that objectively reflects inflation in the United States of America between the applicable October months during the term of the Agreement shall be used as the base.

Both parties agree to cap the inflation adjustment at four percent (4%) per year. Therefore, if the CPI exceeds four percent (4%) annually, the four percent (4%) cap shall apply.

THIRD: METHOD OF RENT PAYMENT

The Lessee shall pay the monthly rent to the Lessor on the following terms:

a)	The Lessor shall send the properly issued invoice to the Lessee via email to Tobysong@helport.ai, with the date corresponding to the month of payment and complying with the requirements established by Article 29-A of the Federal Tax Code, at least 5 (five) business days prior to the start of the Lessee’s rent payment period.

b)	The monthly rent shall be paid in U.S. dollars. However, the Lessee may fulfill its payment obligation by delivering to the Lessor the equivalent amount in national currency (Mexican pesos) at the exchange rate published by the Bank of Mexico in the Official Gazette of the Federation for the settlement of obligations denominated in foreign currency on the date of payment.

c)	Rent shall be paid monthly, no later than the 10th (tenth) calendar day of each month, by bank deposit or electronic transfer to the following accounts:

MEXICAN PESO ACCOUNT

ACCOUNT NUMBER	65501814544

CLABE	014180655018145441

BANK	SANTANDER (MÉXICO), S.A.

BRANCH	5841

BENEFICIARY	BANCO NACIONAL DE MÉXICO, S.A. F/056

d)	If the Lessor fails to deliver the invoice to the Lessee within the period referred to in subsection a) above, or if the invoice fails to comply with any of the specified requirements, the Lessee’s rent payment period shall be extended by the same number of days as the delay in delivering the invoice.

e)	The Lessor may change the bank account number indicated in this Clause at any time, provided it gives prior, timely, and written notice to the Lessee.

f)	If the Lessee makes the monthly rent payment by bank deposit or electronic transfer, such payment shall only be considered timely and complete if evidenced by the original deposit or electronic transfer receipt issued by the bank in favor of the Lessor, along with the rent receipt issued by the Lessor.

g)	If the Lessee pays the monthly rent by check and the check is dishonored due to insufficient funds or any other circumstance attributable to the Lessee, the Lessor reserves the right to charge an amount equivalent to 20% (twenty percent) of the unpaid amount, in accordance with Article 193 of the General Law on Titles and Credit Operations.

h)	The monthly rent shall be payable in full even if the Lessee occupies only part of the Leased Area for a month, and no rent payment may be withheld for any reason or under any judicial or extrajudicial title.

i)	If the Lessee fails to pay the full rent amount within the aforementioned period, it shall be obligated to pay late payment interest at a monthly rate of 10% (ten percent) on the total outstanding balance, starting from the day following the due date of the corresponding monthly rent. If the rent is paid in installments, the month shall not be considered paid until the full amount, including late payment interest, is received.

For the purpose of calculating late payment interest, the applicable interest rate shall be determined by dividing the stipulated monthly rate by 30 (thirty) days, and this factor shall be multiplied by the number of days elapsed from the date the Lessee became delinquent until the date of full payment.

j)	In addition to the interest to which the Lessor is entitled, the failure to pay two or more consecutive monthly rent amounts, or two or more non-consecutive monthly rent amounts within a one-year lease period, shall entitle the Lessor to terminate this Agreement without any liability on its part and without the need for prior judicial declaration, by delivering a written notice to the Lessee at the Leased Area. Such notice shall take effect on the day following delivery, plus the payment of the liquidated damages established in this Agreement.

k)	Any payment received by the Lessor from the Lessee shall be applied in the following order, to the extent of the payment amount: (i) if applicable, late payment interest and related charges; (ii) if applicable, liquidated damages and related charges; (iii) monthly rent.

FOURTH: LEASE TERM AND GRACE PERIOD

This Agreement shall commence on its signing date and shall have a mandatory term of 38 (thirty-eight) months for both parties, starting from October 10, 2025 (hereinafter the “Start Date”), and shall expire on December 10, 2028. The parties agree that the first 2 (two) months shall be a grace period as stipulated in the following paragraph, and the subsequent 36 (thirty-six) months shall be the period for effective monthly rent payment.

The Lessee shall be exempt from paying monthly rent once, as a grace period to carry out its adaptations and installations, from the date of delivery of the Leased Area until December 9, 2025. It is understood that this period may not exceed the aforementioned dates, even if the Lessee has not completed its adaptations. In accordance with the foregoing, the Lessee shall be obligated to pay the monthly rent starting from December 10, 2025.

Except as stipulated in the preceding paragraph, under no circumstances not attributable to the Lessor may the Lessee terminate this Agreement during its term. If the Lessee breaches this obligation, it shall be required to pay the Lessor 100% (one hundred percent) of the rent corresponding to the unexpired period.

The parties agree that, at the end of the mandatory term or any extensions thereof, the Lessee shall deliver the Leased Area to the Lessor to the Lessor’s full satisfaction and in accordance with Clause Twenty-Third of this Agreement. Otherwise, the Lessee’s possession of the Leased Area shall be deemed to be in express opposition to the Lessor for the purposes of Article 2487 of the Civil Code for the Federal District, and the Lessee hereby waives the benefit of the tacit renewal provided for in its favor under said article.

FIFTH: RENEWAL

Subject to the Lessee’s compliance with its obligations under this Agreement, the Lessee shall have the right to renew the term of this Agreement for the entire Leased Area on 2 (two) occasions, each for a period of 3 (three) years, under the same terms and conditions of this Agreement. It is understood that the monthly rent and maintenance fee shall be those in effect at the time of renewal plus the corresponding inflation adjustment.

If the Lessee wishes to exercise this renewal right, it shall notify the Lessor in writing of its intention to renew at least 120 (one hundred twenty) calendar days prior to the expiration of the initial term or any renewal thereof. Once the Lessor receives this notice, the parties shall be deemed to have automatically renewed the Agreement for the agreed period, which shall be mandatory for both parties.

If the Lessee fails to notify the Lessor of its intention to renew within the stipulated period, it shall be deemed to have no interest in renewing the Agreement, and the Lessee shall deliver the Leased Area to the Lessor on the expiration date of this Agreement, in accordance with the terms and conditions set forth herein.

SIXTH: HOLDOVER PERIOD

The Lessee shall have the sole right to remain in the Leased Area for up to 6 (six) additional months after the expiration of this Agreement or any of its renewals. To exercise this right, the Lessee must submit a written request to the Lessor at least 120 (one hundred twenty) calendar days prior to the expiration date of the Agreement or its renewal, specifying the period it intends to remain in the Leased Area (which may not exceed 6 months). The monthly rent during this holdover period shall be equal to the current monthly rent plus the corresponding increase in accordance with Clause Second of this Agreement. This right shall be subject to the Lessee’s compliance with its obligations as of the date of exercise.

SEVENTH: PARKING RIGHTS

During the term of this Agreement, the Lessee shall be entitled to use 16 (sixteen) parking spaces without any additional cost or increase therefor. The parking spaces shall not be assigned on an exclusive basis and shall be available on a “first come, first served” basis. Once the Building is 50% (fifty percent) occupied, the Administration shall establish the parking allocation method, either “first come, first served” or tandem parking.

Vehicular access shall only be granted to users registered by the Lessee, including the name, make, color, and license plate of the authorized vehicle.

Once proximity card or license plate recognition access is implemented for the parking area, the 16 (sixteen) access cards shall be delivered by the Lessor to the Lessee, or the vehicles shall be registered based on the list of parking space users, including their names, vehicle makes, colors, and license plates. The replacement cost for lost or damaged vehicular access cards shall be $200.00 (two hundred Mexican pesos even) plus VAT, which amount shall be adjusted annually in accordance with inflation or the Building’s regulations.

The Lessee shall be obligated to notify the Administration of any lost cards, as well as any additions or removals of users as required.

EIGHTH: ASSIGNMENT OF RIGHTS AND WAIVER OF RIGHT OF FIRST REFUSAL

The Lessor may assign or otherwise transfer the Leased Area or any part thereof, as well as its rights and/or obligations arising from this Agreement, to any natural or legal person, trustee, trust, business partner, or other party, without requiring the Lessee’s consent. It is understood that the Lessor shall notify the Lessee within 15 (fifteen) business days following the date of the assignment, and the assignee shall assume the Lessor’s rights and obligations under this Agreement.

The Lessee hereby expressly and irrevocably waives any right of first refusal or preferential right it may have under Articles 2478 and 2487 of the Civil Code for the Federal District. It consents to the continuation of this Agreement in full legal force and effect in the event of a change in ownership of the Leased Area or the Building. Additionally, the parties waive the right to invoke the Doctrine of Unforeseen Circumstances contained in Articles 1796 and 1796 bis of the same legal framework.

NINTH: DELIVERY CONDITIONS OF THE LEASED AREA

The Lessor shall deliver the Leased Area to the Lessee on the signing date of this Agreement, fully finished and unfurnished, with the following characteristics:

●	The Leased Area shall be free of any debts or obligations of any kind.

●	The Leased Area shall be free of any use or occupancy.

●	The Leased Area shall comply with applicable construction, land use, environmental, and civil protection laws and regulations.

●	Installations shall be in good working condition, including elevators, common area restrooms, stairs, fire-fighting equipment, ventilation, and air conditioning.

●	Modular carpet.

●	Raised floor and open ceiling.

●	Air conditioning system with perimeter main duct and variable air volume boxes to allow for different temperature controls throughout the floor.

●	Smoke detection system connected to the Building’s intelligent control panel.

●	Electrical installation points to complete wiring to furniture or accessories in partition walls. The Lessee shall be responsible for electrical wiring and furniture connections.

●	Lighting electrical installation with lamps.

●	Piping and distribution of empty conduits for structured cabling.

Not included:

●	Furniture.

●	Decoration.

●	Blinds.

●	Signage or vinyls.

●	Special installations such as CCTV, screens, or electronic equipment.

●	Active equipment.

●	Plants or planters.

The Lessee shall be obligated to carry out any additional internal adaptation works in the Leased Area at its own cost to make it suitable for use in accordance with this Agreement.

If the Lessee installs blinds on the exterior windows of the Leased Area, such blinds must meet the specifications approved by the Building’s administration at the time of installation.

TENTH: POSSESSION AND DELIVERY

The Lessor hereby delivers to the Lessee the physical and legal possession of the Leased Area in the conditions specified in Clause Ninth above, and the Lessee accepts such possession to its full satisfaction on this date. The Lessee acknowledges that the Leased Area is suitable for carrying out its activities in accordance with this Agreement.

ELEVENTH: USE OF THE LEASED AREA

The parties agree that the Leased Area shall be used exclusively for establishing a Call Center and administrative offices of the Lessee, along with necessary related services permitted by applicable legislation. It is established that the Lessee’s occupancy shall comply with civil protection standards, with a maximum density of 1 person per 5 m². Non-compliance with the established density shall be a ground for termination of this Agreement.

The Lessee may use the common areas without additional cost, including common area restrooms, elevators, stairs, and parking spaces allocated to it, in accordance with the Building’s operating regulations. The administration shall determine the terms for the use or reservation of common areas (such as meeting rooms, auditorium, etc.), including the number of hours per year the Lessee is entitled to use them and the reservation process.

The Lessee declares that all activities conducted in the Leased Area shall be in strict compliance with applicable legal provisions, and it shall fulfill all requirements for obtaining necessary authorizations. The Lessee hereby releases the Lessor from any liability arising from the obtaining of such authorizations and the activities carried out in the Leased Area.

The Lessee is familiar with the provisions of the National Law on Asset Forfeiture and declares that it will use the Leased Area for lawful activities, assuming full responsibility for all acts conducted therein.

The Lessee may not modify or redirect the use of the Leased Area without the prior express written consent of the Lessor. Non-compliance by the Lessee with the provisions of this Clause shall entitle the Lessor to terminate this Agreement without any liability on its part and without the need for prior judicial declaration, by delivering a written notice to the Lessee at its address. Such notice shall take effect on the day following delivery, plus the payment of the liquidated damages established in this Agreement, which shall be payable by the Lessee as of the date of termination.

The Lessee shall be solely responsible for obtaining and maintaining all licenses, permits, and authorizations required from competent authorities to operate the Leased Area, and hereby releases the Lessor from any liability arising from the processing of such licenses, permits, and authorizations.

TWELFTH: SUBLEASE

The Lessee shall have the right to sublease the entire or part of the Leased Area to its parent company, subsidiary, affiliate, or any company belonging to the Lessee’s corporate group, without the need for prior authorization from the Lessor. The Lessee shall remain obligated to pay the monthly rent and maintenance fee, as well as to comply with all obligations established in this Agreement. In such cases, the Lessee shall expressly notify the Lessor in writing at least 10 (ten) business days prior to the signing of the sublease, and shall be obligated to provide documentation proving that the sublessee is a parent company, subsidiary, affiliate, or part of the Lessee’s corporate group. In the event of a sublease, the Lessee shall remain the sole and exclusive responsible party for all obligations assumed under this Agreement, and shall include in the sublease agreement an obligation for the sublessee to comply with all clauses of this Agreement.

The Lessee may sublease the entire or part of the Leased Area to third parties only with the prior express written consent of the Lessor. For such purpose, the Lessee shall submit a written request to the Lessor, attaching information about the potential sublessee, and the Lessor shall have a period of 10 (ten) days to approve or deny the sublease.

In the event of a sublease, the Lessee shall remain the sole and exclusive responsible party for all obligations assumed under this Agreement, and shall include in the sublease agreement an obligation for the sublessee to comply with all clauses of this Agreement.

Except as provided in the preceding paragraph, the Lessee may not transfer and/or assign all or part of its rights under this lease to third parties.

THIRTEENTH: MODIFICATIONS, WORKS, AND IMPROVEMENTS

The Lessee may only carry out modifications, works, and improvements in the Leased Area, as well as any necessary adaptations, within the Leased Area, provided that such works do not contradict the intended use of the Leased Area stipulated in this Agreement or the permitted land uses for the Building, and with the prior authorization of the Lessor.

The Lessee shall submit to the Lessor at its address the executive project for the works it intends to carry out in the Leased Area, which shall be approved or denied by the Lessor within a period not exceeding 7 (seven) business days. It is understood that the executive project shall not affect the Building’s structure or installations.

The Lessee is responsible for obtaining all permits and/or licenses required from competent authorities to execute the relevant works, and shall at all times be responsible for the workers hired for such purposes. The Lessee shall assume full responsibility for any damages or losses suffered by the Leased Area as a result of such works or improvements, the transportation of materials, or any omissions or acts committed by the workers hired by the Lessee or any other third parties allowed access to the Leased Area.

Works carried out by the Lessee shall be performed from Monday to Friday, 8:00 a.m. to 7:00 p.m., and Saturdays, 8:00 a.m. to 2:00 p.m., without interfering with the activities of other users and/or visitors of the Building. The Lessee shall indemnify and hold the Lessor harmless from any claims filed by other users and/or visitors of the Building arising from such works, including those caused by the Lessee’s workers. The Lessee is also responsible for removing all construction debris or other materials generated during the execution of such works so as not to affect the Building. Notwithstanding the foregoing, the parties agree that for the initial adaptation works (first three months of the Agreement’s term), the Lessee may carry out its works 24 hours a day, seven days a week, provided that they do not interfere with the activities of neighbors, other users, or visitors of the Building.

At the end of the Agreement’s term, the Lessee shall return the Leased Area in the same condition as it was delivered, except for the works and adaptations carried out by the Lessee and normal wear and tear resulting from proper use. Therefore, if necessary, the Lessee shall carry out any necessary restoration works to return the Leased Area to its original condition.

Notwithstanding the foregoing, the parties agree that the works executed by the Lessee in the Leased Area may be left for the benefit of the Leased Area at the Lessee’s option, without the Lessor being obligated to pay any indemnification or compensation to the Lessee for such works.

FOURTEENTH: MAINTENANCE AND ADMINISTRATION

The Lessor declares that Operadora Di, S.C. shall be responsible for providing administration, maintenance, and conservation services for the Building’s common areas, including the following:

●	Structural maintenance.

●	Waterproofing of walls and roofs.

●	External cleaning of facades.

●	Cleaning of common areas, restrooms, and lobby.

●	Maintenance of the central air conditioning system.

●	24/7 security and surveillance at main ground floor and parking access points.

●	Preparation of the Internal Civil Protection Program for common areas.

●	Electricity consumption in common areas.

●	Water consumption in common areas.

●	Maintenance of the fire-fighting system.

●	Maintenance of elevators.

●	Maintenance of emergency power plants.

●	Lighting of common areas.

The maintenance fee shall not include capital investments, structural repairs, or elevator replacements, which shall be the exclusive responsibility of the Lessor.

The monthly maintenance fee to be paid by the Lessee to Operadora Di, S.C. shall be MXN$54,960.00 (fifty-four thousand nine hundred sixty Mexican pesos even) plus the corresponding VAT, calculated at a rate of $60.00 (sixty Mexican pesos even) per rentable square meter.

This fee shall commence on the start date of monthly rent payment, i.e., December 10, 2025. For this purpose, the Lessee shall pay the prorated maintenance fee for the month of December 2025, equivalent to MXN$39,003.87 (thirty-nine thousand three Mexican pesos and eighty-seven cents) plus VAT.

Starting from December 1, 2026, and on an annual basis, the monthly maintenance fee agreed upon in this Clause shall be increased based on the percentage change in the INPC (National Consumer Price Index) published by INEGI (National Institute of Statistics and Geography) for the preceding twelve months. For practical purposes, this percentage shall be calculated by dividing the INPC of October 2026 by the INPC of October 2025 for the expiration of the first year of this Agreement, and so on for each year during the term of this Agreement, always using October as the base month for calculating inflation over the preceding twelve months. In the event the INPC is not published, any other indicator that objectively reflects inflation in Mexico between the applicable October months during the term of the Agreement shall be used as the base.

The entire procedure for paying the monthly maintenance fee shall be in accordance with the procedure described in Clause Third of this Agreement, except for the bank account, which shall be as follows:

MEXICAN PESO ACCOUNT

ACCOUNT NUMBER	65501164531

CLABE	014180655011645317

BANK	SANTANDER (MÉXICO), S.A.

BRANCH	5838

BENEFICIARY	OPERADORA DI, S.C.

In the event of any extraordinary circumstances affecting the Building’s operation (such as a lack of electricity or water for more than one day), the Lessee shall be obligated to pay an extraordinary fee for such circumstances, provided that the fee is reasonable and duly justified.

If the fees for services provided by the Mexico City Government, including but not limited to water, sewage, and public lighting, are increased (either in advance or extraordinarily) prior to the date of the maintenance fee adjustment, the adjustment shall be made immediately in proportion to such increases. The Lessor shall be obligated to properly and justifiably verify and notify the Lessee of such increases in advance. Such increases shall not affect the Lessee if they result from debts incurred prior to the signing date of this Agreement.

Operadora Di, S.C. shall be responsible for establishing specific procedures for the use or reservation of common areas (such as parking spaces, etc.), and the Lessee shall be obligated to comply with such procedures at all times.

Operadora Di, S.C. may, on its own behalf or through third parties, provide additional services related to the Property to the Lessee at an additional cost, subject to prior agreement between the parties. Such services may include internal cleaning, maintenance of internal air conditioning equipment (air handling units, fan coil units, on/off operation, equipment monitoring), maintenance of internal plumbing installations, maintenance of internal electrical installations, maintenance of fire-fighting installations, replacement of broken internal glass/mirrors, image conservation, and fumigation.

FIFTEENTH: INTERNAL MAINTENANCE AND SERVICES

Throughout the term of this Agreement, the Lessee shall be obligated to maintain the Leased Area in perfect condition of cleanliness, appearance, and conservation, to ensure that the Leased Area does not suffer any damages or defects (whether structural or otherwise), and to carry out all necessary maintenance actions to keep the Leased Area in first-class condition.

The Lessee shall be obligated to pay for and promptly settle all services contracted and/or used for the operation of the Leased Area, including water and electricity consumption, telephone service, internet, and any other special services required by the Lessee. Such services shall be paid by the Lessee from the date of occupancy of the Leased Area.

Water consumption shall be paid by the Lessee on a reimbursement basis according to actual consumption, in accordance with the rates published by the Mexico City Water System. Necessary measuring instruments shall be installed in the Leased Area to measure water and electricity consumption.

With respect to electricity, the Lessee shall be obligated to contract the electricity supply for the Leased Area directly with the Federal Electricity Commission (considering a maximum load of 60 watts per m²). The Lessee shall pay for the electricity supply in a timely manner.

While the Lessee is in the process of contracting the definitive electricity supply, Operadora Di, S.C. may connect the Lessee to the main electricity supply, and the Lessee shall pay Operadora Di, S.C. a reimbursement for the monthly electricity consumption in proportion to the Building’s occupancy.

Upon termination of this Agreement for any reason, the Lessee shall be obligated to cancel or terminate all services contracted, releasing the Lessor or Operadora Di, S.C. from any debts related to the Leased Area.

The Lessee shall be obligated to protect, maintain, and conserve the Leased Area in good condition and suitable for use and operation, clean and hygienically orderly, and to carry out, at its own cost, all repairs resulting from the normal daily use of the Leased Area, as well as those caused by the Lessee’s negligence. At any time during the term of this Agreement, the Lessee shall be liable for any liability, damage, or claim arising from the use, fault, or negligence of the Lessee, its representatives, employees, contractors, visitors, or users, and shall carry out any necessary repairs corresponding to the Leased Area and the Property. If the Lessee fails to carry out the corresponding repairs within a period of 10 (ten) business days, the Lessor may, but shall not be obligated to, carry out such repairs, and the Lessee shall reimburse the Lessor within the following 5 (five) days for all amounts incurred by the Lessor in connection with such repairs.

SIXTEENTH: GUARANTEES

Security Deposit

The Lessee shall pay to the Lessor at the signing of this Agreement a security deposit in the amount of US$16,488.00 (Sixteen Thousand Four Hundred Eighty-Eight Dollars even), which is equivalent to one month’s rent.

The Lessor shall be obligated to deliver to the Lessee a simple receipt for the security deposit received.

The security deposit shall serve to guarantee the Lessee’s obligations under this Agreement, as well as the repair of any proven damages caused to the Building that are attributable to the Lessee, its employees, clients, or suppliers. Pursuant to the foregoing, the Lessor may apply the security deposit to cover such obligations or reimburse itself for any amounts spent due to the Lessee’s fault.

If the Lessor applies all or part of the security deposit as provided above, the Lessor shall notify the Lessee of such action, and the Lessee shall immediately deposit the necessary amount to replenish the security deposit within 5 (five) business days following the notification. The Lessee acknowledges that the security deposit shall not accrue any interest or return in its favor.

Upon termination of the Agreement, the Lessor shall return the security deposit to the Lessee within 45 (forty-five) business days following the vacation of the Leased Area, provided that there are no outstanding payments and the Lessee has complied with all its obligations under this Agreement.

Advance Rent

The Lessee shall pay to the Lessor at the signing of this Agreement the amount of US$16,488.00 (Sixteen Thousand Four Hundred Eighty-Eight Dollars even) plus the corresponding VAT as advance rent for the last month of the Agreement’s term, i.e., the period from November 10 to December 10, 2028. The Lessor shall deliver to the Lessee a properly issued invoice for the monthly rent corresponding to the period from November 10 to December 10, 2028.

Guaranty Letter

The Lessee shall deliver to the Lessor at the signing of this Agreement a corporate guaranty, signed by the Lessee’s parent company, demonstrating its financial capacity to fulfill the obligations under this Agreement. Such guaranty shall be subject to the Lessor’s approval, both in terms of its content and the guarantor’s creditworthiness. This guaranty letter shall remain in effect throughout the entire lease term and shall include the guarantor’s obligation to guarantee the Lessee’s compliance with the obligations under this Agreement, upon simple request by the Lessor, without any limitation.

SEVENTEENTH: SIGNAGE

During the term of the lease, the Lessee shall have the right to display its name and/or commercial logo in the Building’s main lobby directory, provided that the design and materials are consistent with the Building’s image.

All permits, authorizations, installation, and maintenance of such signage shall be at the Lessee’s exclusive cost.

EIGHTEENTH: ACCESS AND OPERATING HOURS

The Building’s regular operating hours shall be from 9:00 a.m. to 6:00 p.m., Monday to Friday.

Nevertheless, the Lessee’s personnel shall have the right to access the Building and the Leased Area 24 hours a day, 365 days a year, complying with the security and operating measures established in the Building’s Regulations (which shall be an annex to this Agreement), without incurring any additional cost in the monthly maintenance fee payable by the Lessee.

Outside the Building’s regular operating hours, the central building equipment (including air conditioning units) shall not be in operation. However, if the Lessee requires their operation, it shall bear the proportional cost of the electricity used to activate them. Additionally, the full administration and maintenance staff shall not be present outside regular operating hours.

Access to the Building shall be via biometric identification. For this purpose, the Lessee shall be obligated to provide the Administration with the necessary data and documents to register the accesses. Failure to provide the required data shall result in the denial of access.

Similarly, the Lessee shall be obligated to notify the Administration of any additions or removals of users as required.

NINETEENTH: ENVIRONMENTAL, LABOR, AND CIVIL LIABILITY

The Lessee may not use hazardous or flammable waste or substances in its operations in the Leased Area, nor engage in any acts or activities prohibited by environmental legislation.

The Lessee assumes direct responsibility for any violations of environmental provisions arising from its activities. Consequently, any violation of environmental regulations by the Lessee shall be a ground for termination of the Agreement attributable to the Lessee. The Lessee shall obtain any necessary permits, authorizations, or licenses from competent environmental authorities for its operation in the Building, if applicable.

Both parties expressly acknowledge that the only relationship between them is that arising from this Agreement, and no employment relationship may be derived therefrom. The Lessee shall be responsible for any claims arising from labor conflicts or liabilities, or any other type of claims, with respect to the personnel employed by it. The Lessee shall indemnify and hold the other party harmless from any such claims. The Lessee assumes all liabilities arising from its relationships with its workers, employees, administrators, clients, suppliers, government entities, municipalities, administrative and tax authorities, and other third parties, and shall not disturb the Lessor or any other third party.

This Clause shall apply equally to the administration company, its employees, and any subcontractors hired by it or the Lessor.

Neither party shall be liable to the other for special, indirect, remote, punitive, incidental, or consequential damages, or damages to real property or tangible personal property for which the party is strictly liable under the Civil Code for the Federal District.

TWENTIETH: INSURANCE

The Lessor shall be obligated to contract and maintain in effect throughout the term of this Agreement an insurance policy covering earthquake, fire, and structural damages to the Building caused by any activities of the Lessor, its employees, or administrators.

The Lessee shall be obligated to contract and maintain in effect throughout the term of this Agreement and while in possession of the Leased Area an insurance policy with sufficient coverage to cover potential damages to the Leased Area and its contents, including a lessee’s civil liability insurance and a civil liability insurance for activities and property. To evidence this obligation, the Lessee may present insurance certificates covering the aforementioned risks upon the Lessor’s request.

Regardless of the aforementioned insurance policies, the Lessee shall be responsible for the custody and protection of the property located within the Leased Area at all times while in possession thereof under the law. The Lessee shall install the fire extinguishers or other fire-fighting equipment required by insurance companies and maintain them in good condition.

The Lessee assumes all liabilities caused by its workers, employees, clients, suppliers, or visitors, and shall indemnify and hold the Lessor harmless from any claims arising therefrom.

If necessary, any insurance policies related to the Property under this Agreement shall be endorsed for such purpose.

TWENTY-FIRST: OBLIGATIONS OF THE LESSEE

In addition to the obligations enumerated in Article 2425 of the Civil Code for the Federal District and the clauses of this Agreement, the Lessee shall be obligated to:

1.	Not modify the structure or facade of the Leased Area or the Building.

2.	Carry out at its own cost all repairs to the Leased Area caused by damage from its personnel, employees, or visitors.

3.	Promptly pay the rent, maintenance fees, and services such as water, electricity, telephone, gas, and any other services contracted for the Leased Area.

4.	Prepare its Internal Civil Protection Program.

5.	Participate in all drills and general meetings of the Building.

6.	The Lessee may install a maximum load capacity of 250 kg/m² in the Leased Area. The Lessee shall comply with this maximum structural load capacity and shall be liable for any damages caused to the Building if exceeded.

7.	At all times comply with the maximum occupancy capacity of the Leased Area, adhere to civil protection standards, and comply with maximum evacuation times in case of emergency.

8.	Comply with all social, employer, and labor obligations with respect to its personnel.

9.	Immediately notify the Lessor of any damage to the Leased Area.

10.	Immediately notify the Lessor of any lawsuits, claims, sanctions, fines, or inspections by authorities or third parties, as well as any usurpation or harmful incidents caused by others.

11.	Not engage in any acts that affect the stability, safety, or health of the Leased Area, and comply with all safety and hygiene measures established by applicable laws, regulations, norms, decrees, or administrative or judicial documents issued by competent authorities.

12.	Return the Leased Area at the end of the lease term in accordance with Clause Twenty-Third of this Agreement, free of any obligations and/or encumbrances of any kind.

13.	Not install machinery or equipment in the Property that produces vibrations, noise, smoke, or odors, nor carry out special electrical power or heating installations.

14.	Not alter the shape of the Leased Area, and shall return it in the same condition as received, subject to the provisions of Clause Twenty-Third of this Agreement.

15.	Fully and timely comply with, and ensure that its employees, clients, suppliers, and visitors fully and timely comply with, the Building’s Operating Regulations, which are attached to this Agreement as Annex “B”.

Non-compliance with any of the obligations established in this Clause shall be a ground for termination of this Agreement, as set forth in the following Clause.

TWENTY-SECOND: TERMINATION OF THE AGREEMENT

Non-compliance by the Lessee with any of the clauses of this Agreement, as well as the occurrence of any of the following events, shall result in the termination of the Agreement:

1.	The failure to timely pay two or more consecutive monthly rent amounts, or two or more non-consecutive monthly rent amounts within a one-year lease period, by the Lessee.

2.	If the Lessee is declared bankrupt or subject to commercial reorganization, or if part or all of its assets are seized in a manner that prevents it from complying with its obligations under this Agreement.

3.	If the Lessee provides false or altered documentation with respect to the documents attached to the Agreement or the declarations contained herein.

Additionally, the parties agree that if the termination is due to non-compliance by the Lessee or the Lessor, and unless a specific liquidated damages clause is established (in which case such damages shall apply), the defaulting party shall pay liquidated damages in the amount equivalent to 6 (six) current monthly rents as of the date of payment, plus any expenses incurred by the non-defaulting party in defending any judicial actions arising from this Agreement.

In the event of any non-compliance with this Agreement by the Lessee or the Lessor, the non-defaulting party shall notify the defaulting party in writing of the non-compliance, with proof of receipt. If the defaulting party fails to remedy the non-compliance within 30 (thirty) business days from the date of receipt of the notification, the non-defaulting party may terminate this Agreement without the need for judicial declaration and without any liability on its part, with consequent compensation for damages caused and expenses incurred in exercising the actions described in this Clause, including attorney’s fees.

TWENTY-THIRD: RETURN OF THE LEASED AREA

At the end of the Agreement’s term, as specified in Clause Fourth (i.e., on the last day and without prior judicial or extrajudicial notice), the Lessee shall: (i) fully vacate the Leased Area subject to this Agreement; (ii) return the physical and legal possession thereof to the Lessor; (iii) deliver the Leased Area in good condition, with no more than normal and reasonable wear and tear; (iv) deliver the Leased Area with any improvements or modifications made thereto; and (v) deliver the Leased Area free of any tax, administrative, or third-party obligations.

The Lessor shall not be obligated to pay for any improvements made by the Lessee to the Leased Area, even if they benefit the Leased Area.

Except as provided in this Agreement, if the Lessee fails to comply with the foregoing and continues to occupy part of the Leased Area, such occupancy shall be deemed to be in express opposition to the Lessor, and the Lessee hereby expressly waives any right to renewal or extension of this Agreement.

If the Lessee fails to vacate and deliver the Leased Area on the expiration or termination date, the monthly rent and maintenance fee shall be increased by 50% (fifty percent) with respect to the last monthly rent amount.

TWENTY-FOURTH: PAYMENT OF FEES, CONTRIBUTIONS, AND TAXES

Each party shall be responsible for paying the fees, contributions, and taxes to which it is obligated under applicable laws and arising from this Agreement. The Lessor shall be exclusively responsible for the property tax and any increases thereto.

TWENTY-FIFTH: LESSOR’S INSPECTION RIGHT

The Lessee shall be obligated to allow access to the Leased Area to personnel designated by the Lessor for the purpose of inspecting the conditions and lawful use thereof. For this purpose, the Lessor shall provide written notice at least five business days prior to the visit, and shall comply with the Lessee’s established hours and security systems.

In case of risk or emergency, the Lessor or persons designated by the Lessor or the Administration may enter the Leased Area immediately without the Lessee’s consent to prevent damages or emergency situations.

TWENTY-SIXTH: ADDRESSES

The parties designate the following addresses for notifications related to this Agreement:

Lessor:

Prol. Paseo de la Reforma No. 61-5A

Colonia Paseo de las Lomas

Alcaldía Álvaro Obregón

Mexico City, C.P. 01330

Lessee:

Paseo de la Reforma No. 93, 13th Floor

Colonia Tabacalera

Alcaldía Cuauhtémoc

Mexico City, C.P. 06300

Attention: Toby Song

Email: Tobysong@helport.ai

Telephone: +1 8589253271

Billing Contact Email: Tobysong@helport.ai

All notifications between the parties shall be sent to the aforementioned addresses. The parties may change their addresses at any time during the term of this Agreement by providing written notice to the other party. Until such notice is given, the previously established address shall remain valid for the aforementioned purposes.

TWENTY-SEVENTH: CONFIDENTIALITY

The parties acknowledge that all terms and conditions established in this Agreement, as well as the content of negotiations conducted prior to and/or during the term of this Agreement, and any documents generated as a result thereof or in the execution of this Agreement and its annexes, shall be considered confidential information. Therefore, the parties agree, on their own behalf and on behalf of their employees and agents, to maintain the confidentiality and secrecy of such confidential information and not to disclose it to any third party.

TWENTY-EIGHTH: PRIVACY NOTICE

Pursuant to the legal obligations contained in the Federal Law on the Protection of Personal Data Held by Private Parties, the Lessee declares that it has had access to the Privacy Notice disclosed prior to the signing of this Agreement.

Additionally, the parties acknowledge that the content of the aforementioned Privacy Notice complies with the provisions of Article 16 of the Federal Law on the Protection of Personal Data Held by Private Parties.

TWENTY-NINTH: NATIONAL LAW ON ASSET FORFEITURE

The Lessee shall use the Leased Area exclusively for establishing a Call Center and administrative offices for conducting lawful activities. The Lessee shall also be obligated to pay the monthly rent, maintenance fee, and contracted services for the intended use of the Leased Area with lawfully obtained funds derived from its business activities.

The Lessor agrees not to carry out or allow the carrying out of suspicious, improper activities, or activities that may lead to the commission of any crimes, particularly those established by the National Law on Asset Forfeiture. The Lessee shall be solely obligated to ensure strict compliance with this Agreement, including the activities of its partners, associates, officials, directors, employees, service providers, visitors, clients, and any other person it allows access to the Leased Area.

The Lessee shall be obligated to allow the Lessor to periodically inspect the Leased Area to verify compliance with the provisions of this Agreement.

The Lessee hereby releases the Building and its owner from any liability arising from the use of the Leased Area, the activities carried out therein, and the access of persons authorized by the Lessee to the Leased Area. The Lessee shall be solely responsible for any such liability.

If the Lessor is sued, prosecuted, or involved in any proceeding established by the National Law on Asset Forfeiture arising from the Lessee’s activities, use, purpose, or actions, the Lessee shall be obligated to indemnify the Lessor for any liability, including the payment of legal fees and expenses incurred for defense, as well as any damages caused to the Lessor.

THIRTIETH: COMPLIANCE WITH THE FEDERAL LAW FOR THE PREVENTION AND IDENTIFICATION OF TRANSACTIONS WITH ILLICITLY OBTAINED FUNDS

For the purposes of the Federal Law for the Prevention and Identification of Transactions with Illicitly Obtained Funds, the parties declare that they are familiar with the provisions of such Law. The Lessee shall be obligated to provide the Lessor with the necessary information and documentation to enable the Lessor to comply with the obligations imposed by such Law, and to immediately notify the Lessor of any changes to its data or documents for any reason. The Lessee also acknowledges that the Lessor shall submit the notifications required by such Law using the information and documentation provided by the Lessee.

The Lessee declares that the Lessor requested the delivery of the Lessee’s identification data and documents prior to the signing of this Agreement, in accordance with Annex “C” signed by the parties and attached hereto, which forms an integral part of this Agreement.

Similarly, the Lessee shall be obligated to comply with the provisions of Chapter IV of the Federal Law for the Prevention and Identification of Transactions with Illicitly Obtained Funds. Therefore, the Lessee shall be obligated to pay the monthly rent by electronic transfer, bank deposit, or check, and shall refrain from making rent payments in cash (Mexican pesos or foreign currency) or precious metals.

THIRTY-FIRST: MISCELLANEOUS

a) Annexes: The parties agree that the annexes attached to this Agreement, properly signed by the parties, form an integral part thereof and shall not be interpreted in isolation or separately from this Agreement.

b) Unity: The parties agree that this Agreement consists of various clauses that form an integral whole, and no clause may be considered or interpreted in isolation or independently. The intention of the parties shall prevail at all times.

c) Entire Agreement: The parties agree that this Agreement constitutes the entire understanding between them with respect to its subject matter and supersedes any prior verbal or written contracts or agreements.

d) Validity of Provisions: If any provision is declared invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or diminished in any way.

e) Survival of Liability: Notwithstanding the termination of this Agreement, neither party shall be released from any liability or obligation incurred prior to the termination date or that may arise subsequent thereto with respect to any act or omission of such party prior to the termination. This liability shall be subject to the statute of limitations established by applicable laws.

f) Party Relationship: Nothing contained in this Agreement shall be considered or interpreted by the parties or any third party as creating an employment, partnership, or joint venture relationship between the Lessor and the Lessee. It is expressly understood and agreed that neither the calculation of rent nor any other provision contained in this Agreement, nor any act of the parties, shall be considered as a basis for any relationship other than a contractual one.

g) No Waiver: The failure of any party to enforce any provision of this Agreement shall not affect such party’s right to enforce the same in the future. A waiver by any party of its rights arising from a breach of any provision of this Agreement shall not constitute a waiver of similar rights in the future or a waiver of its rights arising from any other breach, nor shall it invalidate such provision.

h) Clause Titles: The parties agree that the titles used in the clauses of this Agreement are for reference purposes only and do not limit the content or scope of such clauses. In all cases, the provisions agreed upon by the parties in such clauses shall prevail.

i) Modifications and Additions: This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes any prior verbal or written agreements. Any modifications, additions, or clarifications to the terms hereof shall be in writing and signed by the parties.

THIRTY-SECOND: JURISDICTION AND INTERPRETATION

With respect to matters not provided for in this Agreement, the parties submit to the Civil Code for the Federal District and the jurisdiction of the Courts of Mexico City, waiving any other forum for resolving disputes arising from the interpretation and performance of this Agreement.

HAVING READ THIS AGREEMENT AND BEING AWARE OF ITS SCOPE AND LEGAL EFFECT, THE PARTIES SIGN THIS AGREEMENT ON EACH AND EVERY PAGE, IN MEXICO CITY, ON THE FIRST DAY OF OCTOBER TWO THOUSAND TWENTY-FIVE.

FOR THE LESSOR

BANCO NACIONAL DE MÉXICO, S.A.,

MEMBER OF BANAMEX FINANCIAL GROUP,

Trustee of Trust No. F/056

Represented by:

JOSÉ ASKENAZI MOHANA

JACOBO COJAB FARCA

Represented by:

JOSÉ ASKENAZI MOHANA

FOR THE LESSEE

MHELPORT, S.A. DE C.V.

Represented by:

TAILIN SONG

DocuSigned by: TAILIN SONG

ANNEX “A” Leased Area Plan

●	USABLE AREA = 703.60 m²

●	RENTABLE AREA = 915.74 m²

●	TERRACE AREA = 52.59 m²

●	DESIGNATION: REFORMA 93 - LEVEL 13

●	KEY NOTES: PLAN REFERENCE NOTES

●	SCALE: N/A

●	DATE: 09/26/2025

●	N13

●	DS

●	tS

ANNEX “B”

BUILDING OPERATING REGULATIONS

DOCUMENT ATTACHED.

ANNEX “C”

CERTIFICATE OF COMPLIANCE WITH THE REQUEST AND DELIVERY OF IDENTIFICATION DATA AND DOCUMENTS REFERRED TO IN THE FEDERAL LAW FOR THE PREVENTION AND IDENTIFICATION OF TRANSACTIONS WITH ILLICITLY OBTAINED FUNDS (HEREINAFTER THE “LAW”), ITS REGULATIONS, AND THE GENERAL RULES OF THE LAW.

Pursuant to the provisions of Articles 1°, 2°, 3° (Sections I, II, and III), 17 (Section XV), 18 (Sections I, II, III, IV, and VI), 21, and 22 of the Law; Article 2° (Section I) and 31 of the Regulation of the Law; and Article 3° (Sections IV, V, and VII), 12, 21, and 23 of the General Rules of the Law, it is hereby certified that prior to the signing of the Lease Agreement, the Lessor requested and the Lessee provided the identification data and document copies that form part of the Lessee’s Single Identification File.

Additionally, the Lessor requested from the Lessee information regarding its knowledge of the existence of a Beneficial Owner and, if applicable, the presentation of identification data and documents.

The data and documents included in the Lessee’s Single Identification File are as follows:

A) Lessee’s Data:

i) Company Name / Business Name:

ii) Incorporation Date:

iii) Public Deed Number:

iv) Registration Data in the Public Registry of Commerce:

v) Country of Nationality:

vi) Economic Activity / Occupation / Business Line (Section II of Article 18 of the Law):

vii) Address (street / exterior number / interior number / neighborhood / borough / city / state / postal code / country):

viii) Telephone Number (with area code):

ix) Email Address (contact):

x) Federal Taxpayer Registry (RFC):

xi) Legal Representative of the Lessee:

a) Full Name:

b) Date of Birth:

c) RFC:

d) CURP (Unique Population Registry Code):

e) Identification Data, ID:

●	Official Name of ID:

●	Issuing Authority:

●	Number / Folio:

f) Appointment Date:

g) Public Deed Number:

B) Lessee’s Documents:

i) Articles of Incorporation with seal or registration receipt from the Public Registry of Property and Commerce;

ii) Tax Identification Card issued by the SAT (Tax Administration Service);

iii) Valid proof of address (not older than three months);

iv) Legal instrument containing the power of attorney granted to the Representative or Legal Representative;

v) Official identification of the Legal Representative.

C) Beneficial Owner’s Data (if applicable):

i) Company Name / Business Name:

ii) Incorporation Date:

iii) Public Deed Number:

iv) Registration Data in the Public Registry of Commerce:

v) Country of Nationality:

vi) Economic Activity / Occupation / Business Line (Section II of Article 18 of the Law):

vii) Address (street / exterior number / interior number / neighborhood / borough / city / state / postal code / country):

viii) Telephone Number (with area code):

ix) Email Address (contact):

x) Federal Taxpayer Registry (RFC):

xi) Legal Representative of the Beneficial Owner:

a) Full Name:

b) Date of Birth:

c) RFC:

d) CURP (Unique Population Registry Code):

e) Identification Data, ID:

●	Official Name of ID:

●	Issuing Authority:

●	Number / Folio:

f) Appointment Date:

g) Public Deed Number:

D) Beneficial Owner’s Documents (if applicable):

i) Articles of Incorporation with seal or registration receipt from the Public Registry of Property and Commerce;

ii) Tax Identification Card issued by the SAT (Tax Administration Service);

iii) Valid proof of address (not older than three months);

iv) Legal instrument containing the power of attorney granted to the Representative or Legal Representative;

v) Official identification of the Legal Representative.

If any of the data and/or documents in the Single Identification File change, the Lessee expressly agrees to provide the Lessor with the new data and/or documents within five business days following the date of such change.